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                                                                    EXHIBIT 23.4

                                CONSENT OF KPMG

Board of Directors
Clear Channel Communications, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-3 of Clear Channel Communications, Inc. of our report dated 4 March 1997, with respect to the consolidated balance sheets of Australian Radio Network Pty Limited and its controlled entities as at December 31, 1996 and 1995 and the related consolidated profit and loss accounts and statements of cash flows for the years then ended (not separately incorporated by reference in such registration statement), which report appears in the December 31, 1996 Annual Report on Form 10-K of Clear Channel Communications, Inc.

     Additionally, we consent to the references to our firm under the heading "Experts" in the prospectus.

                                                        /s/ KPMG

Sydney, Australia
April 18, 1997